Exhibit 99.2

                                Atmel Files 10-Q

                 Third Quarter Tax Provision Reduced by Atmel


    SAN JOSE, Calif., Nov. 9 /PRNewswire/ -- Atmel Corporation (Nasdaq: ATML), a worldwide leader in the development, fabrication and sale of advanced semiconductors, today announced that in conjunction with filing its 10-Q for the third quarter ended September 30, 2004, the Company had modified the recognition of its provision for income taxes. Although income tax remains forecasted at $28 million for the full year 2004, the amount recognized in the third quarter has been reduced to $18 million from $28 million, and the fourth quarter outlook has been revised from an $8 million tax benefit to approximately a $2 million tax provision. As a result, the third quarter 2004 basic loss per share, as reported in the 10-Q filed today, is ($0.04).


    About Atmel

    Atmel is a worldwide leader in the design and manufacture of microcontrollers, advanced logic, mixed-signal, nonvolatile memory and radio frequency (RF) components. Leveraging one of the industry's broadest intellectual property (IP) portfolios, Atmel is able to provide the electronics industry with complete system solutions. Focused on consumer, industrial, security, communications, computing and automotive markets, Atmel ICs can be found Everywhere You Are(SM).


    (C) Atmel Corporation 2004. All rights reserved. Atmel(R), logo and combinations thereof, are registered trademarks, and Everywhere You Are(SM) is a trademark of Atmel Corporation or its subsidiaries. Other terms and product names may be trademarks of others.

    Contact:  Steven Horwitz, Director, Investor Relations, 408-487-2677


    Information in this release regarding Atmel's tax provision outlook is a forward-looking statement that involves risks and uncertainties. The forward-looking statement included in this release is based upon information available to Atmel as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statement. This statement is not a guarantee of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include the impact of competitive products and pricing, timely design acceptance by our customers, timely introduction of new technologies, ability to ramp new products into volume, industry wide shifts in supply and demand for semiconductor products, industry and/or company overcapacity, effective and cost efficient utilization of manufacturing capacity, financial stability in foreign markets, and other risks detailed from time to time in Atmel's SEC reports and filings, including our Form 10-K, filed on March 15, 2004 and subsequent Form 10-Q reports.



SOURCE  Atmel Corporation
    -0-                             11/09/2004
    /CONTACT: Steven Horwitz, Director, Investor Relations, of Atmel Corporation , +1-408-487-2677/
    /Web site:  http://www.atmel.com /
    (ATML)

CO:  Atmel Corporation
ST:  California
IN:  CPR SEM ECP
SU:  ERP